                                                                    EXHIBIT 4.59

                          REGISTRATION RIGHTS AGREEMENT

     REGISTRATION RIGHTS AGREEMENT (the "Agreement"), dated as of February 28, 2008, by and between XINHUA FINANCE MEDIA LIMITED, a Cayman Islands limited company (the "Company"), and YUCAIPA GLOBAL PARTNERSHIP FUND L.P., an exempted limited partnership organized under the laws of the Cayman Islands (the "Investor" and together with the Company, the "Parties").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, pursuant to that certain Share Purchase Agreement dated as of September 25, 2007 (the "Common Shares Purchase Agreement") among the Company, the Investor and certain shareholders of the Company, the Investor acquired certain A Common Shares (as defined below) of the Company and the Company agreed to provide certain registration rights to the Investor;

     WHEREAS, the Company and the Investor have entered into that certain Series B Convertible Preferred Shares Purchase Agreement dated as of February 18, 2008 (the "Preferred Shares Purchase Agreement"), pursuant to which the Investor is acquiring certain Preferred Shares (as defined below) of the Company, and the Company agreed to provide certain registration rights to the Investor;

     WHEREAS, the Company sponsors a depository facility under which certain American Depository Shares ("ADS") have been (and in the future may be) issued, with each ADS representing two A Common Shares of the Company;

     WHEREAS, the Company maintains a listing for the ADS on the Nasdaq Global Market; and

     WHEREAS, the Parties desire to set forth the Investor's rights and the Company's obligation in relation to the Registrable Securities (as defined below).

     NOW, THEREFORE, In consideration of the premises and the mutual covenants and the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

     Section 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

     "A Common Shares" means the Class A Common Shares of the Company, par value US$0.001 per share.



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     "Action" against a Person means an action, suit, litigation, arbitration, investigation, complaint, contest, hearing, inquiry, inquest, audit, examination or other proceeding threatened or pending against or affecting the Person or its property, whether civil, criminal, administrative, investigative or appellate, in law or equity before any arbitrator or Governmental Authority.

     "ADS" has the meaning set forth in the recitals set forth above.

     "B Common Shares" means the Class B Common Shares of the Company, par value US$0.001 per share.

     "Board of Directors" means the board of directors of the Company as constituted from time to time.

     "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York or Hong Kong are required or authorized by law or executive order to close.

     "Common Shares Purchase Agreement" has the meaning set forth in the recitals set forth above.

     "Company" has the meaning set forth in the preamble hereof.

     "Company Common Shares" means (a) the Company's common shares, par value $0.001 per share, (b) any securities of the Company which the holders of the Company's common shares, par value $0.001 per share, shall be entitled to receive, or shall have received, in connection with any share splits, share dividends or similar events with respect to the Company's common shares, par value $0.001 per share and (c) any other securities into which or for which any of the Company's common shares, par value $0.001 per share, may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

     "Company Indemnified Persons" has the meaning set forth in Section 2.06(b).

     "Deposit Agreement" means the Deposit Agreement among the Company, the Depositary and the holders from time to time of the depositary receipts evidencing ADS.

     "Depositary" means The Bank of New York, as the depositary under the Deposit Agreement.

     "Designated Offshore Securities Market" means a Designated Offshore Securities Market as defined in Section 230.902(b) of Regulation S of the Securities Act.

     "Equity Securities" means the Common Shares, and any other capital shares (including the Series B Preferred Shares and the Company's B Common Shares, par value US$.001 per share), equity interest or other ownership interest or profit participation or similar right with respect to the Company, including, without limitation, limited liability company membership interests, partnership interests, voting trust certificates, certificates of interest or



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

participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

     "Exchange Act" means the United States Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

     "Governmental Authority" means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local, foreign or supranational, as well as any applicable self regulatory body.

     "Holder Indemnified Persons" has the meaning set forth in Section
2.06(a)(i).

     "Hong Kong" means the Special Administrative Region of Hong Kong.

     "Indemnitee" has the meaning set forth in Section 2.06(c).

     "Indemnitor" has the meaning set forth in Section 2.06(c).

     "Investor" has the meaning set forth in the preamble hereof.

     "Investor Common Shares" means (a) any A Common Shares purchased by the Investor pursuant to the Common Shares Purchase Agreement and any A Common Shares issued or issuable upon conversion of (i) any Series B Preferred Shares purchased by the Investor pursuant to the Preferred Shares Purchase Agreement or
(ii) any PIK Dividend Shares (as defined in the Preferred Shares Purchase Agreement) issued to the Investor (or any permitted transferee hereunder) and
(b) any A Common Shares of the Company which the Investor (or any permitted transferee hereunder) shall be entitled to receive, or shall have received, in connection with any share splits, share dividends or similar events with respect to the Company's A Common Shares.

     "Losses" has the meaning set forth in Section 2.06(a)(i).

     "Parity Registrable Securities" means (a) any "Registrable Securities" as defined in the Patriarch Investor Rights Agreement and (b) any A Common Shares into which any Permitted Parity Preferred Shares are convertible, to the extent that registration rights are granted to the holders of such shares in connection with the issuance of such Permitted Parity Preferred Shares.

     "Parity Registrable Securities Holder" means any holder of Parity Registrable Securities.

     "Parties" has the meaning set forth in the preamble hereof.



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

     "Patriarch Investor Rights Agreement" means the Investor Rights Agreement dated as of March 16, 2006 among the Company, Xinhua Finance Limited and Patriarch Partners Media Holdings, LLC

     "Permitted Parity Preferred Shares" means any preferred shares of the Company that constitute "Parity Shares" issued in compliance with Section 5.2(c) of the Series B Authorizing Resolution.

     "Person" shall mean any individual, Governmental Authority, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

     "Potential Material Event" means either (a) the possession by the Company of material information not ripe for disclosure in a registration statement, or
(b) any material engagement or activity by the Company which would be adversely affected by disclosure in a registration statement at such time, in each case, which shall be evidenced by a written good faith determination by the Board of Directors that both disclosure of such information, engagement or activity in a registration statement would be detrimental to the business and affairs of the Company, and (y) a registration statement would be materially misleading absent the inclusion of such information, engagement or activity.

     "Preferred Shares Purchase Agreement" has the meaning set forth in the recitals set forth above.

     "Register", "registered" and "registration" means a registration effected through the preparation and filing of a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

     "Registrable Securities" means any Investor Common Shares; provided, however, that Registrable Securities shall cease to be Registrable Securities upon the earlier of (i) when, with respect to any Registrable Securities Holder, in the reasonable opinion of counsel to the Company, all Registrable Securities proposed to be sold by such Registrable Securities Holder may then be sold pursuant to Rule 144 without any volume limitations, which counsel shall be reasonably satisfactory to such Registrable Securities Holder and (ii) the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement, provided, further, that "Registrable Securities" shall exclude in all cases any Registrable Securities Transferred by a Registrable Securities Holder or any other Person in a transaction other than an assignment pursuant to Section 2.07.

     "Registrable Securities Holder" means any Person who holds Registrable Securities who (i) is the Investor or (ii) is a Person to whom rights under this Agreement have been assigned pursuant to Section 2.07. For the purposes of this Agreement, any holder of Series B Preferred Shares shall be deemed to be the holder of any Registrable Securities issuable upon conversion of such Series B Preferred Shares.



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

     "Registration Expenses" means all expenses incurred by the Company in effecting any registration under this Agreement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration and the reasonable fees and disbursements of a single special legal counsel to represent the Selling Holders, as the case may be. Registration Expenses do not include compensation of regular employees of the Company which shall be paid in any event by the Company, underwriting discounts and commissions and share transfer taxes.

     "Registration Statement" means a registration statement on Form F-1 or S-1, Form F-3 or S-3 or Form SB-2 (or such similar or successor forms as may be appropriate) prepared and filed with the SEC by the Company.

     "Regulation" means each applicable law, rule, regulation, order, guidance or recommendation (or any change in its interpretation or administration) by any Governmental Authority, central bank or comparable agency and any request or directive (whether or not having the force of law) of any of those Persons and each judgment, injunction, order, writ, decree or award of any Governmental Authority, arbitrator or other Person.

     "Rule 144" means Rule 144 promulgated under the Securities Act, as such rule shall be in effect from time to time.

     "SEC" means the United States Securities and Exchange Commission and includes any Governmental Authority succeeding to the functions thereof.

     "Securities" means any shares, limited liability company membership interests, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

     "Securities Act" means the United States Securities Act of 1933, as amended from time to time, and any successor statute.

     "Selling Expenses" means, in respect of a Registration Statement, all underwriting discounts, selling commissions and share transfer taxes applicable to the Registrable Securities registered by the applicable Selling Holders.

     "Selling Holders" means, in respect of a Registration Statement, Registrable Securities Holders and/or Parity Registrable Securities Holders selling Registrable Securities pursuant to such Registration Statement.

     "Series B Authorizing Resolution" means the authorizing resolution adopted on or prior to the date hereof creating the Series B Preferred Shares.



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

     "Series B Preferred Shares" means the Series B Convertible Preferred Shares of the Company, each with a par value US$0.001 per share and a Stated Value of US$100.00 per share.

     "Transfer" means any sale, assignment, transfer, exchange, pledge, grant of security interest in, hypothecation, encumbrance or other disposition or conveyance of any interest in.

     "USD", "Dollars" or "US$" means the lawful currency of the United States of America.

     "Violation" has the meaning set forth in Section 2.06(a)(i).

     Section 1.02. Interpretation.

     (a) Headings. The headings to the Articles, Sections and Subsections of this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     (b) Usage. In this Agreement, unless the context requires otherwise: (i) the singular number includes the plural number and vice versa; (ii) reference to any gender includes each other gender; (iii) the Exhibits to this Agreement are hereby incorporated into, and shall be deemed to be a part of, this Agreement;
(iv) the terms "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof; (v) the words "include", "includes" and "including" shall be deemed to be followed by the words "without limitation"; and (vi) a reference to any Article, Section or Subsection shall be deemed to refer to the corresponding Article, Section, or Subsection of this Agreement.

                                   ARTICLE II
                               REGISTRATION RIGHTS

     Section 2.01. Piggyback Registration.

     (a) Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Registrable Securities Holders) any of its Equity Securities under the Securities Act in connection with the public offering of such securities, the Company shall promptly give all Registrable Securities Holders written notice of such registration at least 30 calendar days prior to the filing of such Registration Statement with the SEC. Such Registrable Securities Holders shall have a period of 20 calendar days after receiving such written notice from the Company in which to elect to include some or all of such Registrable Securities Holders' Registrable Securities in such Registration Statement. Such Registrable Securities Holders shall exercise their right to include Registrable Securities in such Registration Statement by delivering a written notice to the Company within such 20 calendar day period specifying the number of Registrable Securities such Registrable Securities Holders wishes to include in such Registration Statement. Subject to the provisions of Section 2.01(c) hereof, the Company shall use its reasonable best efforts to



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include the Registrable Securities requested to be included by such Registrable
Securities Holders in the Registration Statement.

     (b) Underwritten Offerings.

          (i) If the registration for which the Company gives notice to the Registrable Securities Holders under Section 2.01 (a) is an underwritten offering, the Company shall not be required under this Section 2.01 to include any of such Registrable Securities Holders' Registrable Securities in such underwriting unless such Registrable Securities Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters. In connection with such an underwritten offering, the Company (or other Persons who may be entitled to select the underwriters) shall have the right to select the managing underwriter or underwriters. If such Registrable Securities Holders wish to distribute their Registrable Securities through such underwriting, such Registrable Securities Holders shall enter into an underwriting agreement in customary form with the underwriter or underwriters, subject to the limitations set forth in
     Section 2.06 hereof. If such Registrable Securities Holders do not approve of the terms of such underwriting, such Registrable Securities Holders may elect to withdraw from such offering by providing written notice to the Company and the underwriter.

          (ii) Notwithstanding any other provision of this Section 2.01, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be registered would materially and adversely affect the distribution of all of the securities to be underwritten, then (x) the Company shall deliver to the Registrable Securities Holders who requested inclusion of Registrable Securities held by them in the offering a copy of such underwriter's opinion, which opinion shall be in writing and shall state the reasons for such opinion and (y) the number of Equity Securities (including the Registrable Securities) that may be included in such registration shall be allocated in the order listed below (provided that in the case of any Registration Statement to which the provision of any of Sections 5.01, 5.02 or 5.03 of the Patriarch Investor Rights Agreement are applicable, the following priorities shall apply only to the extent not inconsistent with such provisions:

          (A) first, to the Company;

          (B) second, to such Registrable Securities Holders and any Parity Registrable Securities Holders (pro rata based on the respective numbers of Registrable Securities or Parity Registrable Securities held by them); and

          (C) third, to the other Persons proposing to register securities in such registration, if any.

     If so determined by the underwriter, all Registrable Securities may be excluded from such registration and underwritten offering so long as all Parity Registrable Securities are similarly excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

     (iii) The Company shall have no obligation to register any Registrable Securities under this Section 2.01 in connection with a registration by the Company (i) relating solely to the sale of securities to participants in a Company equity incentive plan, or (ii) relating



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to a corporate reorganization or other transaction under Rule 145 of the
Securities Act (or comparable provision under the laws of another jurisdiction, as applicable) or (iii) a registration on Form S-8 or any successor form to such form.

     Section 2.02. Expenses of Registration. All Registration Expenses incurred in connection with any registration, filing, qualification or compliance pursuant to Section 2.01, shall be borne by the Company. Unless otherwise stated, all Selling Expenses relating to any Registrable Securities and/or Parity Registrable Securities shall be borne by the applicable Selling Holders pro rata based on the respective numbers of Registrable Securities and/or Parity Registrable Securities registered by them.

     Section 2.03. Further Obligations of the Company. Whenever the Company effects the registration of any Registrable Securities pursuant to this Article II, the Company shall:

     (a) Registration of ADS. If the Selling Holders propose to sell Registrable Securities and/or Parity Registrable Securities pursuant to any Registration Statement referred to herein in the form of ADS, register additional ADS on Form F-6 if and to the extent necessary to permit the sale of such Registrable Securities and/or Parity Registrable Securities as ADS.

     (b) Filing of Amendments and Supplements. Prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities and other securities of the Company covered by the Registration Statement at all times during the period for which the Company is required to maintain the effectiveness of such Registration Statement pursuant to the terms of this Agreement.

     (c) Copies of Documents. Furnish to each Selling Holder, without charge, such number of conformed copies of the Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such Registration Statement or prospectus, and such other documents, as such Selling Holders may reasonably request.

     (d) Opinion and Comfort Letter. Furnish to such Selling Holders (i) an opinion of the counsel representing the Company for purposes of such registration, dated the effective date of such Registration Statement (or, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement with respect to both the effective date of the Registration Statement and the date of the closing under the underwriting agreement), in form and substance as is customarily given by counsel for the issuer to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Selling Holders, and (ii) a "cold comfort" letter, dated the effective date of such Registration Statement (and, if such Registration Statement includes an underwritten public offering, dated the date of the closing under the underwriting agreement) signed by the



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independent certified public accountants who have certified the Company's financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Selling Holders.

     (e) "Blue Sky" Qualification. Register or qualify all Registrable Securities and other securities covered by such Registration Statement under the securities or blue sky laws of such jurisdictions as the applicable Selling Holders (or in an underwritten offering, the managing underwriter) shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such Selling Holders to consummate the disposition in such jurisdictions of the Registrable Securities and/or Parity Registrable Securities covered by such Registration Statement, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction.

     (f) Notification of Certain Events. As promptly as practicable after becoming aware thereof, notify the applicable Selling Holders of the happening of any event of which the Company has knowledge, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare and file with the SEC a supplement or amendment to the Registration Statement or other appropriate filing with the SEC to correct such untrue statement or omission, and deliver a number of copies of such supplement or amendment to such Selling Holders as such Selling Holders may reasonably request.

     (g) SEC Stop Orders. As promptly as practicable after becoming aware thereof, notify the applicable Selling Holders (and, in the event of an underwritten offering, the managing underwriters) of the issuance by the SEC of any notice of effectiveness or any stop order or other suspension of the effectiveness of the Registration Statement at the earliest possible time.

     (h) Potential Material Event. As promptly as practicable after becoming aware thereof, notify the applicable Selling Holders (and, in the event of an underwritten offering, the managing underwriters) of the existence of a Potential Material Event, in which case, such Selling Holders shall not offer or sell any Registrable Securities or Parity Registrable Securities, or engage in any other transaction involving or relating to such Registrable Securities or Parity Registrable Securities, from the time of the giving of notice with respect to a Potential Material Event until such Selling Holders receive written notice from the Company that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event; provided, however, that such Selling Holders may only be required to cease offering and selling Registrable Securities and/or Parity Registrable Securities pursuant to this clause (h) for a period of not more than 90 calendar days after receiving notice from the Company that a Potential Material Event exists; provided, further, however, that the Company may only exercise its rights under this clause (h) twice in any 12-month period with at least a 60 calendar day interval between such "black-out" periods.



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     (i) Listing Requirements. Use its reasonable best efforts to list such
Registrable Securities and/or Parity Registrable Securities on each securities exchange on which the Equity Securities of the Company (including the ADS) are then listed. If the Selling Holders propose to sell Registrable Securities and/or Parity Registrable Securities in the form of ADS, the Company shall (subject to the Deposit Agreement) procure delivery of ADS listed on such securities exchange to the Selling Holders and, to the extent additional ADS are required to be registered on Form F-6 in order to carry out such delivery, register such additional ADS.

     (j) Certificate Preparation. Cooperate with the applicable Selling Holders to facilitate the timely preparation and delivery of certificates for the Registrable Securities and/or Parity Registrable Securities to be offered pursuant to the Registration Statement and enable such certificates for the Registrable Securities and/or Registrable Securities to be in such denominations or amounts as the case may be, as such Selling Holders may reasonably request, and, within 2 Business Days after a Registration Statement which includes Registrable Securities and/or Parity Registrable Securities is ordered effective by the SEC, the Company shall deliver, or shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Securities (with copies to such Selling Holders) an appropriate instruction and opinion of such counsel. If the Selling Holders propose to sell Registrable Securities and/or Parity Registrable Securities in the form of ADS, the Company shall cooperate with such Selling Holders to facilitate the timely delivery of the certificates referred to above to the Depositary and shall (subject to the Deposit Agreement) cause the Depositary to cooperate with such Selling Holders to facilitate the timely preparation and delivery of the depositary receipts evidencing such ADS in such denominations or amounts as the case may be, as such Selling Holders may reasonably request.

     (k) Underwriting Agreement. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form and complying with the provisions of
Section 2.06, with the managing underwriter of such offering.

     (l) Section 11 Information. Make available to the applicable Selling Holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first month of the first fiscal quarter after the effective date of such Registration Statement, which earnings statement shall satisfy the provisions of
Section 11(a) of the Securities Act, including, without limitation, Rule 158 promulgated thereunder.

     (m) Other Actions. Take all other reasonable actions necessary to expedite and facilitate disposition by the applicable Selling Holders of the Registrable Securities and/or Parity Registrable Securities pursuant to the Registration Statement.

     Section 2.04. Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.01 with respect to the Registrable Securities or Parity Registrable Securities of any Selling Holder that such Selling Holder shall furnish to the Company such information regarding itself, the Registrable Securities or Parity Selling Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such securities.



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

     Section 2.05. Preparation; Reasonable Investigation; Review by Counsel. In connection with the preparation and filing of each Registration Statement registering Registrable Securities and/or Parity Registrable Securities under the Securities Act, each Selling Holder, its underwriters, if any, and counsel for such Selling Holder shall:

     (a) be permitted to review such Registration Statement, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto a reasonable period of time (but not less than 3 Business Days) prior to their filing with the SEC; and

     (b) be given reasonable access to the Company's books and records and such opportunities to discuss the business of the Company with its officers, counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of such Selling Holders, such underwriters, if any, or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

     Section 2.06. Indemnification. In the event any Registrable Securities and/or Parity Registrable Securities are included in a Registration Statement under this Article II, the following indemnification provisions shall apply.

          (a) Indemnification by the Company.

               (i) Indemnification. To the extent permitted by law, the Company shall indemnify and hold harmless the Selling Holders, each of the employees, officers, directors, partners, members, managers, legal counsel and agents of such Selling Holders, any underwriter (as defined in the Securities Act) for such Selling Holders and each Person, if any, who controls any of such Selling Holders or underwriter within the meaning of the Securities Act or Exchange Act (collectively, the "Holder Indemnified Persons") against and hold each Holder Indemnified Person harmless from any and all liabilities, obligations, losses, damages, (excluding consequential, special, indirect or punitive damages), lawsuits, investigations, arbitrations, actions, judgments, costs, expenses or claims, including, without limitation, reasonable attorneys' fees and expenses incurred in investigation or defending any of the foregoing (collectively, "Losses"), that the Holder Indemnified Persons may suffer or sustain arising out of or due to any of the following (any of the following being a "Violation"):

               (A) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

               (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

               (C) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law, or any applicable securities laws or Regulations of a jurisdiction outside the United States.

               (ii) Limitations on Indemnification. Notwithstanding the foregoing, the Company shall not be liable for:

               (A) any amounts paid in settlement of any such Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed); or

               (B) any Losses to the extent that such Losses arise out of or are based upon a Violation which occurs in reliance upon and in strict conformity with written information furnished by such Selling Holders expressly for use in connection with such registration.

          (b) Indemnification by the Registrable Securities Holders.

               (i) Indemnification. To the extent permitted by law, each Selling Holder participating in any registration pursuant to this Agreement shall indemnify and hold harmless the Company, each of the Company's employees, officers, directors, legal counsel and other agents, any underwriter (as defined in the Securities Act) for the Company and each Person, if any, who controls the Company or underwriter within the meaning of the Securities Act or Exchange Act (collectively, the "Company Indemnified Persons"), against and hold each Company Indemnified Person harmless from any and all Losses that the Company Indemnified Persons may suffer or sustain arising out of or due to any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in strict conformity with written information furnished by such Selling Holder expressly for use in connection with such registration.

               (ii) Limitations on Indemnification. Notwithstanding the foregoing, no Selling Holder shall not be liable for:

               (A) indemnification pursuant to this Agreement in excess of the aggregate net cash proceeds received by such Selling Holder from the offering of Registrable Securities in such registration;

               (B) any amounts paid in settlement of any such Losses if such settlement is effected without the consent of such Selling Holder; (which consent shall not be unreasonably withheld or delayed); or

               (C) any Losses to the extent that such Losses do not arise out of or are not based upon a Violation which occurs in reliance upon and in strict conformity with written information furnished by such Selling Holder expressly for use in connection with such registration.

     (c) Indemnification Mechanics. If there occurs an event which a Company Indemnified Person or a Holder Indemnified Person (any such Person being the "Indemnitee") hereto asserts is an indemnifiable event pursuant to this Section, the Indemnitee shall promptly notify the party obligated to provide indemnification hereunder (the "Indemnitor") in writing of such event. Delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that it is actually prejudiced by reason of such delay or failure.

The Indemnitor shall have a period of 20 calendar days in which to respond thereto. If the Indemnitor so elects, within such 20 day period, it shall be entitled to assume the defense of such claim (such election to be without prejudice to the right of the Indemnitor to dispute whether such claim constitutes Losses under this Section 2.06). If the Indemnitor fails to assume the defense of such matter within such 20 calendar day period or does not respond within such 20 calendar day period, the Indemnitee against which such matter has been asserted shall (upon delivering notice to such effect to the Indemnitor) have the right to undertake, at the Indemnitor's cost and expense, the defense, compromise or settlement of such matter on behalf of the Indemnitee, provided that the Indemnitee shall not settle such claim without the consent of the Indemnitor (which consent shall not be unreasonably withheld) and provided further that the Indemnitor shall have the right to participate (but not control) at its own expense in the defense of such asserted claim. In any event, the Indemnitee shall have the right to participate (but not control) at its own expense in the defense of such asserted liability; provided, however, that the Indemnitor shall pay the expenses of such defense if the Indemnitee is advised by counsel in writing that there are one or more legal defenses available to the Indemnitee that are different from or additional to those available to the Indemnitor (in which case, if the Indemnitee notifies the Indemnitor in writing, the Indemnitor shall not have the right to assume the defense of such asserted liability on behalf of the Indemnitee).

     (d) Contribution. If the indemnification provided for in this Section is held by a court of competent jurisdiction to be unavailable to an Indemnitee with respect to any Losses, then the Indemnitor, in lieu of indemnifying such Indemnitee hereunder, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnitor on the one hand and of the Indemnitee on the other in connection with the Violation that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution under this Section 2.06(d) from any Selling Holder, together with the amount of any indemnification payments made by such Selling Holder pursuant to Section 2.06(b) above, exceed the net proceeds from the offering received by such Selling Holder. The relative fault of the Indemnitor and of the Indemnitee shall be determined by reference to, among other things, whether the Violation relates to information supplied by the Indemnitor or the Indemnitee and the parties relative intent, knowledge, access to information, and opportunity to correct or prevent such Violation.

     (e) No Inconsistent Underwriting Agreements. Notwithstanding any provision of this Agreement to the contrary, the Selling Holders shall not be required to enter into an underwriting agreement that contains indemnification and contribution provisions which, in the sole discretion of such Selling Holders, materially differ from those contained in this Section 2.06.

     Section 2.07. Transfer of Registration Rights. The Investor's rights under this Article II may be assigned by the Investor (or any assignee permitted hereunder) to a transferee or assignee of any of the Registrable Securities held by the Investor (or such assignee), provided that (x) the Company is furnished a written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned and (y) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement and (z) such assignee acquires Registrable Securities representing at least 1% of the outstanding Company Common Shares.

     Section 2.08. Registration in Non-U.S. Jurisdictions. In the event that the ADS cease to be listed on the Nasdaq Global Market and have not been listed on another nationally recognized securities exchange in the United States, but the Company has listed its Common Shares (or related depositary shares) on any Designated Offshore Securities Market or other internationally recognized securities exchange, then the Company shall use its reasonable best efforts, to the extent permitted by applicable law, to provide the Registrable Securities Holders with substantially the same rights and benefits in such jurisdiction as are provided for in this Agreement, and to take such steps, if any, consistent with customary market practice at the time so that the Registrable Securities are freely transferable in such listed market without transfer restrictions imposed by the securities or similar laws of such jurisdiction.

                                   ARTICLE III
                                  MISCELLANEOUS

     Section 3.01. Notices. All notices, requests, demands and other communications to any Party or given under this Agreement shall be in writing and delivered personally, by overnight delivery or courier, by registered mail or by telecopier (with confirmation received) to the Parties at the address or telecopy number specified for such Parties below (or at such other address or telecopy number as may be specified by a Party in writing given at least five business days prior thereto). All notices, requests, demands and other communications shall be deemed delivered when actually received:

     (a)  If to the Company, at:

          Xinhua Finance Media Limited Suite 2003-5
          Vicwood Plaza
          199 Des Voeux Road
          Central, Hong Kong
          Facsimile: +852.2541.8266
          Attention: John McLean

          With a copy to:

          Latham & Watkins LLP
          41St Floor, One Exchange Square
          8 Connaught Place, Central
          Hong Kong
          Fax: +852.2522.7006
          Attn: David T. Zhang


     (b)  If to the Investor, at:

          Yucaipa Global Partnership Fund L.P.
          9130 W. Sunset Boulevard

          Los Angeles, CA 90069
          Fax: +1.310.789.1791
          Attn: Bob Bermingham, General Counsel

          With copy to:

          Sidley Austin LLP
          787 Seventh Avenue
          New York, NY 10019
          Fax: +1.212.839.5599
          Attn: Michael Yanowitch

     Section 3.02. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, and by different Parties in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     Section 3.03. Modification or Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by both of the Parties.

     Section 3.04. Successors and Assigns. This Agreement shall be binding upon and inures to the benefit of and is enforceable by the respective successors and permitted assigns of the Parties hereto.

     Section 3.05. Governing Law. This Agreement, and all claims, disputes and matters arising hereunder or thereunder or related hereto or thereto, shall be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed entirely within that state, without reference to conflicts of laws provisions.

     Section 3.06. Waiver of Jury. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     Section 3.07. Integration. This Agreement, the Preferred Shares Purchase Agreement, and the Common Shares Purchase Agreement contain and constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements and understandings, whether written or oral, of the Parties.

     Section 3.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     Section 3.09. Ambiguities. This Agreement was negotiated between legal counsel for the Parties and any ambiguity in this Agreement shall not be construed against the Party who drafted this Agreement.

     Section 3.10. Further Assurances. In order to (a) carry out more effectively the purposes of this Agreement, (b) enable the Parties to exercise and enforce their rights and remedies hereunder, promptly upon the reasonable request by any Party, the Company and the Investor shall (with the expenses paid by the Party responsible as provided in this Agreement) shall (i) correct any defect or error that may be discovered in this Agreement or in the execution, delivery, acknowledgment or recordation of this Agreement and (ii) execute, acknowledge, deliver, record, file and register, any and all such further acts, conveyances, assignments, notices of assignment, transfers, certificates, assurances and other instruments, in each case, as such requesting Party may require from time to time.

     Section 3.11. No Third-Party Rights. This Agreement is not intended, and shall not be construed, to create any rights in any Person other than the Parties and any Parity Registrable Securities Holder and their respective successors and permitted assigns, and no Person may assert any rights as third-party beneficiary hereunder, except as provided in Section 2.06.

     Section 3.12. No Waiver; Remedies. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.

     Section 3.13. Submission to Jurisdiction. Each Party hereby consents to the non-exclusive jurisdiction of the courts of the State of New York and the federal courts located in the borough of Manhattan with respect to any Action brought to enforce any provision of this Agreement or to determine the rights of any Party hereto.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.


COMPANY:                                    XINHUA FINANCE MEDIA LIMITED


                                            By: /s/ Andrew Chang
                                                ------------------------
                                                Name:  Andrew Chang
                                                Title: Chief Financial Officer

INVESTOR:                                   YUCAIPA GLOBAL PARTNERSHIP FUND L.P.
                                            By YGOF GP Ltd., its General Partner

                                            By: /s/ Robert P. Bermingham
                                                ------------------------
                                                Name:  Robert P. Bermingham
                                                Title: Vice President